EXHIBIT 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Closes Acquisition of Coal Assets from
Plum Creek Timber Company, Inc.

HOUSTON, March 3, 2005 - Natural Resource Partners L.P. (NYSE: NRP) today announced it has closed its previously announced acquisition of coal reserves from Plum Creek Timber Company, Inc. The purchase price, as adjusted for anticipated production from the properties, was $21.25 million. The purchase was funded through a combination of NRP’s credit facility and $3.25 million in cash.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

-end -